Exhibit 10.1
May 24, 2021

Thomas A. Kennedy
c/o Raytheon Technologies Corporation
870 Winter Street
Waltham, Massachusetts 02451

Dear Tom:
    This letter agreement (this “Agreement”) memorializes our recent discussions concerning your upcoming retirement from Raytheon Technologies Corporation (the “Company”) on June 1, 2021 (the “Separation Date”).
Resignation from Positions
In connection with your retirement, you hereby resign, effective as of the Separation Date, from your positions as a member of the Board of Directors of the Company and as Executive Chairman of the Company and from each other director or officer position that you hold with the Company or any of its subsidiaries or affiliates.
Payments and Benefits
All of your outstanding Company equity awards as of the date of this Agreement (the “Equity Awards”) are set forth on Annex A to this Agreement. Your separation from employment on the Separation Date constitutes a retirement for purposes of the Equity Awards and will result in full or continued vesting of each Equity Award in accordance with the terms thereof and this Agreement. In consideration of your obligations under this Agreement, the Company agrees that the minimum holding period applicable to your Equity Awards granted in February 2021 shall be deemed satisfied as of the Separation Date (provided that the stock appreciation right award granted in February 2021 shall not become exercisable until the originally scheduled vesting date) and the proration contemplated by your Equity Awards that were originally granted in the form of Raytheon Company performance-based restricted stock unit awards shall not be applied in connection with your separation on the Separation Date.
In addition, in recognition of your service to the Company during the portion of calendar year 2021 elapsed prior to the Separation Date, the Company will pay you a 2021 annual bonus in the amount of $1,283,350, representing a pro rata portion of your 2021 target annual bonus. This bonus will be paid in a lump sum in cash, less applicable tax withholding, no later than 30 days following the Separation Date.

COMPANY PRIVATE – Not for further distribution

Release of Claims
In exchange for the payments and benefits provided under this Agreement, you agree to release the Company and the other Released Parties (as defined below) from any claims, demands, causes of action or obligations of whatever nature, whether known or unknown, contingent or absolute, including but not limited to all claims relating to your employment by, or termination of employment from, the Company. The term “Released Parties,” as used in this Release, means the Company, its subsidiaries, related corporations, affiliates, partnerships and joint ventures and their respective predecessors, successors and assigns (“Companies”), and the current and former directors, officers, fiduciaries, employees, agents and representatives of the Companies. Your release includes, subject only to the limitations described in the following paragraph, any claim for wrongful discharge, breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, claims under any other federal, state or local statute, regulation or other law, and any claim under an applicable collective bargaining agreement.
Your release does not include (x) claims or rights that cannot be released by private agreement under federal or applicable state or local law, (y) claims for indemnification, contribution or advancement of expenses as a current or former director or officer of the Company or any of its subsidiaries under applicable law or the Company’s articles of incorporation, bylaws, policies or agreements or (z) coverage under the Company’s directors’ and officers’ liability insurance policies, in each case, on the same basis as the Company’s active directors and officers and while potential liability may exist. Likewise, your release does not include any (i) claims for benefits you may have under the Company’s employee benefit plans (including, without limitation, the Raytheon Company Excess Pension Plan, as amended and restated effective as of January 1, 2009, as further amended effective January 1, 2009, and the Raytheon Company Deferred Compensation Plan, as amended and restated effective as of January 1, 2009, as further amended effective January 1, 2009, January 1, 2010, May 6, 2010, and November 1, 2013), (ii) your rights to the payment of any Accrued Obligations (as defined in Section 5(a) of your employment agreement with the Company, dated as of June 9, 2019 (your “Employment Agreement”)), or (iii) your rights to the payments and benefits described in this Agreement (provided that you and the Company agree that Exhibit A is a complete and accurate list of your Equity Awards). Nothing in this release shall be construed to prohibit you from filing a charge with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board or any comparable state or local agencies. In addition, this release does not limit your right to testify, assist, or participate in an investigation, hearing or proceeding conducted by the EEOC under the ADEA, Title VII of the Civil Rights Act as amended, the Americans with Disabilities Act is the Equal Pay Act. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else including the EEOC, on your behalf.

COMPANY PRIVATE – Not for further distribution

Restrictive Covenants
You acknowledge and agree that your obligations to the Company remain in full force and effect, including, without limitation, your obligations under Sections 7, 8, and 9 of your Employment Agreement. The Company acknowledges and agrees that its obligations to you under Sections 7 and 9 of your Employment Agreement remain in full force and effect.
You agree that you will comply in full with the terms of any agreement regarding proprietary information or intellectual property that you have signed in connection with your employment with the Company, any subsidiary thereof and any company acquired by or merged with the Company. Further, concurrently with the signing of this Agreement, you agree to sign and deliver the Statement of Raytheon Technologies Employee Regarding Proprietary Information and Intellectual Property.
Miscellaneous
The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement, together with your Employment Agreement, the indemnification letter agreement between you and the Company dated April 25, 2021, Equity Awards and applicable employee benefit, stock and compensation plans, constitutes the entire agreement between the parties regarding the subject matter of this Agreement (including your compensation entitlements upon and following separation from employment) and supersedes all previous agreements and communications, whether written or unwritten, between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.
The Company will reimburse you for reasonable and documented legal fees incurred and paid by you in connection with the negotiation and drafting of this Agreement in an amount not to exceed $50,000.00, with such reimbursement to be made within thirty days following the date on which this Agreement becomes effective and irrevocable.
You acknowledge that you have had twenty-one days to consider this Agreement and may revoke this Agreement during the seven-day period following the date that you sign this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. If you elect to revoke this Agreement you must do so in writing, addressed to Dantaya M. Williams, Executive Vice President & Chief Human Resources Officer, 870 Winter Street, Waltham, MA 02451, within the seven-day revocation period. If you do not timely exercise your right of revocation, this Agreement shall become effective and enforceable on the eighth day following your delivery of a copy of this executed Agreement to the Company.
[Signature Page Follows.]

COMPANY PRIVATE – Not for further distribution

Sincerely,

/s/ Dantaya Williams_____________
Dantaya M. Williams
Executive Vice President &
Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Thomas A. Kennedy____________
Thomas A. Kennedy

[Signature Page to Letter Agreement]

Annex A
Outstanding Equity Awards

Grant Date	Award Type	Number of Underlying Shares	Accumulated Cash Dividend Equivalents*
January 30, 2019	Restricted Stock Units (originally performance-based)	94,292	$227,243.72
January 29, 2020	Restricted Stock Units (originally performance-based)	62,085	$149,624.85
March 21, 2018	Restricted Stock Units	16,092	$8,206.92
March 20, 2019	Restricted Stock Units	34,842	$17,769.42
March 25, 2020	Restricted Stock Units	64,988	$33,143.88
February 8, 2021	Performance Share Units	86,910	N/A
February 8, 2021	Restricted Stock Units	29,147	N/A
February 8, 2021	Stock Appreciation Rights	131,700	N/A
*As of May 21, 2021

COMPANY PRIVATE – Not for further distribution